Exhibit 10.1

THE BOEING COMPANY

TERM LOAN

CREDIT AGREEMENT

among

THE BOEING COMPANY

as Borrower

THE LENDERS PARTY HERETO

CITIBANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

and

CITIBANK, N.A.

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Book Managers

dated as of February 6, 2020

i

ARTICLE 5 CONDITIONS PRECEDENT TO BORROWINGS

5.1	Conditions Precedent to the Initial Borrowing	35
5.2	Conditions Precedent to Each Borrowing	36

ARTICLE 6 EVENTS OF DEFAULT

6.1	Events of Default	36
6.2	Lenders’ Rights upon Default	37

ARTICLE 7 THE AGENT

7.1	Appointment and Authority	38
7.2	Rights as a Lender	38
7.3	Exculpatory Provisions	38
7.4	Reliance by Agent	39
7.5	Indemnification	39
7.6	Resignation of Agent	40
7.7	Delegation of Duties	41
7.8	Non-Reliance on Agent and Other Lenders	41
7.9	No Other Duties, etc.	41
7.10	Lender ERISA Representation	41

ARTICLE 8 MISCELLANEOUS

8.1	Modification, Consents and Waivers	42
8.2	Notices	42
8.3	Costs, Expenses and Taxes	44
8.4	Binding Effect	44
8.5	Severability	45
8.6	Governing Law	45
8.7	Headings	45
8.8	Execution in Counterparts	45
8.9	Right of Set-Off	45
8.10	Confidentiality	45
8.11	Agreement in Effect	46
8.12	Patriot Act Notice	46
8.13	Jurisdiction, Etc.	46
8.14	No Fiduciary Duty	47
8.15	Waiver of Jury Trial	47
8.16	Acknowledgement and Consent to Bail-In of Certain Financial Institutions	47

ii

Exhibit A	–	Note
Exhibit B	–	Notice of Borrowing
Exhibit C	–	Assignment and Assumption
Exhibit D	–	Request for Alteration
Exhibit E	–	[Reserved]
Exhibit F	–	[Reserved]
Exhibit G	–	Opinion of Counsel of the Company
Exhibit H	–	Opinion of Counsel for Agent

Schedule I	–	Commitments
Schedule II	–	Agent Contact Details

iii

CREDIT AGREEMENT

Dated as of February 6, 2020

THE BOEING COMPANY, a Delaware corporation (the “Company”), the LENDERS (as defined below), CITIBANK, N.A., JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC. and WELLS FARGO SECURITIES, LLC, as joint lead arrangers and joint book managers, JPMORGAN CHASE BANK, N.A., as syndication agent, BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as documentation agents, and CITIBANK, N.A., in its capacity as administrative agent for the Lenders (in such capacity, the “Agent”), agree as follows:

ARTICLE 1

Definitions

1.1	Definitions. As used in this Agreement, the following terms have the respective meanings set out below:

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means an advance made by a Lender to the Company as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which is a “Type” of Advance.

“Agent” means Citibank, N.A. acting in its capacity as administrative agent for the Lenders, or any successor administrative agent appointed pursuant to Section 7.6.

“Agent’s Account” means the account of the Agent maintained by the Agent with Citibank, N.A., at its office at 388 Greenwich Street, New York, New York 10013, Account 36852248, Attention: Agency/Medium Term Finance, Reference: Boeing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. (For purposes of this definition, the term “controls”, “controlling”, “controlled by” and “under common control with” mean, with respect to a Person, the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract, or otherwise.)

“Agreement” means this agreement, as it may be amended or otherwise modified from time to time, and any written additions or supplements hereto.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other similar laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office, in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office, in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, for any date, a fluctuating per annum rate equal to the then-applicable rate set forth in the pricing grid below, depending upon the Debt Rating then in effect:

Level	Public Debt Rating: S&P, Moody’s and Fitch	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
Level I	least A+ by S&P, A1 by Moody’s or A+ by Fitch or above	0.750%	0.000%
Level II	less than Level I but at least A by S&P, A2 by Moody’s or A by Fitch	0.875%	0.000%
Level III	less than Level II but at least A- by S&P, A3 by Moody’s or A- by Fitch	1.000%	0.000%
Level IV	less than Level III but at least BBB+ by S&P, Baa1 by Moody’s or BBB+ by Fitch	1.125%	0.125%
Level V	less than Level IV	1.250%	0.250%

“Applicable Percentage” means, for any date, a fluctuating per annum rate equal to the then-applicable rate set forth in the pricing grid below, depending upon the Debt Rating then in effect:

Level	Public Debt Rating: S&P, Moody’s and Fitch	Applicable Percentage
Level I	least A+ by S&P, A1 by Moody’s or A+ by Fitch or above	0.050%
Level II	less than Level I but at least A by S&P, A2 by Moody’s or A by Fitch	0.070%
Level III	less than Level II but at least A- by S&P, A3 by Moody’s or A- by Fitch	0.090%
Level IV	less than Level III but at least BBB+ by S&P, Baa1 by Moody’s or BBB+ by Fitch	0.125%
Level V	less than Level IV	0.150%

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 2.21), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means:

(a)

with respect to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)

with respect to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

“Base Rate” means the highest of (a) the rate of interest announced publicly by Citibank, N.A., in New York City, from time to time, as Citibank’s “base” rate, (b) the Federal Funds Rate plus 0.50% per annum and (c) the ICE Benchmark Settlement Rate applicable to US dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on the applicable Bloomberg screen (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day); provided that, if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Base Rate Advance” means an Advance which bears interest at the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.1.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

“Closing Date” means the date that the conditions set forth in Section 5.1 are satisfied or waived.

“Commitment” means, for each Lender, the full amount set forth opposite the name of such Lender in Schedule I or, if such Lender has entered into one or more assignments pursuant to Section 2.21, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 2.21(c), as such amount may be reduced pursuant to Section 2.3 or Section 2.8 or increased pursuant to Section 2.20.

“Commitment Termination Date” means the earliest to occur of (i) __________, 20211, (ii) the seventh Business Day on which Advances are made pursuant to Section 2.1 and (iii) the date of termination in whole of the Commitments pursuant to Section 2.8 or Section 6.2.

“Company” means The Boeing Company, a Delaware corporation.

[1]	The date that is 18 months after the date of the agreement.

“Confidential Information” means information that the Company furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Company.

“Consolidated” refers to the consolidation of accounts in accordance with generally accepted accounting principles.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after, deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (ii) all good will, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Convert”, “Conversion” and “Converted” each means a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.10, 2.11 or 2.15.

“Debt” of a Person means

(i)	indebtedness for borrowed money or for the deferred purchase price of property or services;

(ii)	financial obligations evidenced by bonds, debentures, notes or other similar instruments;

(iii)	financial obligations as lessee under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; and

(iv)

obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kind referred to in clauses (i) through (iii) above.

“Debt Rating” means, as of any date, the rating of the long-term senior unsecured debt of the Company then in effect, provided, however, that if the ratings from S&P, Moody’s and Fitch fall within different levels, (i) two of the ratings are at the same level and the other rating is one level higher or one level lower than the two same ratings, the Applicable Margin and Applicable Percentage will be based on the two ratings at the same level, (ii) two of the ratings are at the same level and the other rating is two or more levels above the two same ratings, the Applicable Margin and Applicable Percentage will be based on the rating that is one level above the two same ratings, (iii) two of the ratings are at the same level and the other rating is two or more levels below the two same ratings, the Applicable Margin and Applicable Percentage will be based on the rating that is one level below the two same ratings and (iv) each of the three ratings fall within different levels, then the Applicable Margin and Applicable Percentage will be determined based on the rating level that is in between the highest and the lowest ratings, and provided further that if, at any time, no rating is available from S&P, Moody’s and Fitch or any other nationally recognized statistical rating organization designated by the Company and approved in writing by the Majority Lenders, the Applicable Margin and Applicable Percentage for each Interest Period or each other period, as applicable, commencing during the thirty days following such ratings becoming unavailable shall be the Applicable Margin or Applicable

Percentage, respectively, in effect immediately prior to such ratings becoming unavailable. Thereafter, the rating to be used until ratings from S&P, Moody’s and Fitch become available shall be as agreed between the Company and the Majority Lenders, and the Company and the Majority Lenders shall use good faith efforts to reach such agreement within such thirty-day period, provided, however, that if no such agreement is reached within such thirty-day period the Applicable Margin and Applicable Percentage thereafter, until such agreement is reached, shall be (a) if any such rating has become unavailable as a result of S&P, Moody’s or Fitch ceasing its business as a rating agency, the Applicable Margin or Applicable Percentage, respectively, in effect immediately prior to such cessation or (b) otherwise, the Applicable Margin or Applicable Percentage as set forth under Level V in the respective definitions of “Applicable Margin” and “Applicable Percentage”.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, at any time, subject to Section 2.22(c), a Lender that (i) has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance (each a “funding obligation”), unless such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) has notified the Agent or the Company in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or has notified, or whose Parent Company has notified, the Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) has, for three or more Business Days, failed to confirm in writing to the Agent, in response to a written request of the Agent or the Company, that it will comply with its funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Company’s receipt of such written confirmation), or (v) as to which a Lender Insolvency Event has occurred and is continuing with respect to it or its Parent Company; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (1) the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a government authority under or based on the law of the country where such lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, so long as, in the case of clause (1) and clause (2), such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (i) through (v) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(c)) upon delivery of written notice of such determination to the Company and each Lender.

“Domestic Lending Office” means with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 2.20(b).

“Eligible Assignee” means

(i)	a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus in excess of $3,000,000,000;

(ii)

a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus in excess of $3,000,000,000, provided that such bank is acting through a branch or agency located in either (a) the country in which it is organized or (b) another country which is also a member of the OECD or the Cayman Islands;

(iii)	the central bank of any country which is a member of the OECD;

(iv)	any Lender;

(v)	an Affiliate of any Lender; or

(vi)

any other Person approved in writing, so long as no Event of Default has occurred and is continuing, by the Company, which approval has been communicated in writing to the Agent, provided that none of (x) the Company or an Affiliate of the Company, (y) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (z) any Defaulting Lender shall qualify as an Eligible Assignee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Company, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, (a) the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Eurodollar Rate” means, for an Interest Period for a Eurodollar Rate Advance constituting part of a Borrowing, an interest rate per annum equal to the rate per annum equal to the ICE Benchmark Settlement Rate, as published by Bloomberg (or, if unavailable for any reason by Bloomberg, then by reference to another commercially available source providing quotations of the ICE Benchmark Settlement Rate, such as Reuters) for deposits in U.S. dollars for a period substantially equal to such Interest Period, as of 11:00 a.m. (London time) two business days before the first day of such Interest Period; provided that (a) provided that, if the Eurodollar Rate is not available at such time for a term equivalent to such Interest Period (an “Impacted Interest Period”), then the Eurodollar Rate shall be determined by the Interpolated Rate and (b) if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance which bears interest at a rate of interest quoted as a margin (which shall be the Applicable Margin) over the Eurodollar Rate.

“Eurodollar Rate Reserve Percentage” means the reserve percentage applicable to a Lender for any Interest Period for a Eurodollar Rate Advance during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Event of Default” means any of the events described in Section 6.1.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fitch” means Fitch, Inc.

“Indemnified Costs” has the meaning specified in Section 7.5.

“Indemnified Party” has the meaning specified in Section 8.3(b).

“Interest Period” means, for each Eurodollar Rate Advance constituting part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of a Base Rate Advance into such a Eurodollar Rate Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, or six months (or, subject to clause (iii) below, any other period up to and including twelve months), as the Company may, upon notice received by the Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select, provided, however, that:

(i)	no Interest Period shall end on a date later than the Maturity Date;

(ii)	Interest Periods commencing on the same date for Advances constituting part of the same Borrowing shall be of the same duration; and

(iii)

in the case of any such Borrowing, the Company shall not be entitled to select an Interest Period having duration of other than one, two, three or six months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, the Agent notifies the Company that each Lender has been notified of the requested Interest Period and no Lender has objected to funding such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an acceptance by such Lender to the requested duration of such Interest Period); provided that, if any of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Company in the applicable Notice of Borrowing as the desired alternative to such Interest Period; and

(iv)

whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of the Interest Period shall occur on the immediately preceding Business Day.

“Interpolated Rate” means, at any time, the rate determined by the Agent acting reasonably to be equal to the rate of interest per annum, calculated on the basis of a year of 360 days, that results from interpolating on a linear basis between (i) the Eurodollar Rate for the longest period for which the Eurodollar Rate is available that is shorter than such Impacted Interest Period (as defined in the definition of “Eurodollar Rate”) and (ii) the Eurodollar Rate for the shortest period for which the Eurodollar Rate is available that is longer than the Impacted Interest Period, in each case, at such time.

“Lender”, subject to Section 2.21, means any of the institutions that is a signatory hereto or that, pursuant to Section 2.13, 2.20 or 2.21, becomes a “Lender” hereunder.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a Bail-In Action or a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or similar Person charged with the reorganization or liquidation of its business or custodian has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“LIBOR” means the ICE Benchmark Settlement Rate, as published by Bloomberg (or, if unavailable for any reason by Bloomberg, then by reference to another commercially available source providing quotations of the ICE Benchmark Settlement Rate, such as Reuters) for deposits in U.S. dollars.

“Majority Lenders” means Lenders holding greater than 50% of the then aggregate unpaid principal amount of the Advances or, if no Advances are outstanding, Lenders having greater than 50% of the total Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time the Commitments of such Lender at such time.

“Maturity Date” means the date that is the two-year anniversary of the date hereof.

“Moody’s” means Moody’s Investor Services, Inc.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 8.1 and (b) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note of the Company payable to the order of any Lender, in substantially the form of Exhibit A, evidencing the indebtedness of the Company to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“OECD” means the Organization for Economic Cooperation and Development.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Property, Plant and Equipment” means any item of real property, or any interest therein, buildings, improvements and machinery.

“Proposed Increased Commitment” has the meaning specified in Section 2.20(a).

“Register” has the meaning specified in Section 2.21(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Request for Alteration” means a document substantially in the form of Exhibit D, duly executed by the Company, pursuant to Section 2.20.

“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any legal Person listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union (including by any European Union member state) or Her Majesty’s Treasury of the United Kingdom; and (b) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce); the United Nations Security Council; the European Union (including by any European Union member state); or Her Majesty’s Treasury of the United Kingdom.

“Subsidiary” means any Person in which more than 50% of the Voting Stock or the interest in the capital or profits is owned by the Company, by the Company and any one or more other Subsidiaries, or by any one or more other Subsidiaries.

“Ticking Fee” has the meaning specified in Section 2.7.

“Total Capital” has the meaning specified in Section 4.2(b).

“Type”, as to Borrowings, means either Base Rate Advances or Eurodollar Rate Advances.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unused Commitment” means, with respect to each Lender, such Lender’s Commitment minus the aggregate principal amount of Advances made by such Lender.

“Voting Stock” means, as to a corporation, all the issued and outstanding capital stock of such corporation having general voting power, under ordinary circumstances, to elect a majority of the Board of Directors of such corporation (irrespective of whether or not any capital stock of any other class or classes shall or might have voting power upon the occurrence of any contingency).

“Write-Down and Conversion Powers” means:

(a)

with respect to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	with respect to any UK Bail-In Legislation:

(i)

any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.2

Use of Defined Terms; References . Any defined term used in the plural preceded by the definite article encompasses all members of the relevant class. Any defined term used in the singular preceded by “a”, “an” or “any” indicates any number of the members of the relevant class. All references in this Agreement to a Section, Article, Schedule or Exhibit are to a Section, Article, Schedule or Exhibit of or to this Agreement, unless otherwise indicated.

1.3

Accounting Terms . All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the audited financial statements referred to in Section 3.1(e).

1.4

Divisions . For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.5

Disclosure . Without prejudice to any other provision of this Agreement, each of the Company, each other Borrower, the Agent and each Lender acknowledges and agrees for the benefit of each of the other parties hereto: (a) the Eurodollar Rate ( i ) may be subject to methodological or other changes which could affect its value, (ii) may not comply with applicable laws and regulations (such as the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or (ii) may be permanently discontinued; and (b) the occurrence of any of the aforementioned events and/or the implementation of a LIBOR Successor Rate may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Agreement.

ARTICLE 2

Amounts and Terms of the Advances

2.1	Advances.

(a)

Obligation to Make Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in U.S. dollars to the Company from time to time on up to seven different Business Days during the period from the date hereof until the Commitment Termination Date in an aggregate principal amount not to exceed such Lender’s Commitment.

(b)	Amount of Advances. Each Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c)

Type of Advances. Each Borrowing shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Any Advances prepaid may not be reborrowed.

2.2	Making Advances.

(a)

Notice of Borrowing. Each Borrowing shall be made on notice, given by the Company to the Agent not later than 1:00 p.m. (New York City time) on the day of the proposed Borrowing in the case of a Base Rate Borrowing and on the third Business Day prior to the date of the proposed Borrowing in the case of a Eurodollar Rate Borrowing (a “Notice of Borrowing”). Each such Notice of Borrowing shall be in substantially the form of Exhibit B, specifying the requested

(i)	date of such Borrowing,

(ii)	Type of Advances constituting such Borrowing,

(iii)	aggregate amount of such Borrowing, and

(iv)	in the case of a Borrowing composed of Eurodollar Rate Advances, the initial Interest Period for each such Advance.

Upon receipt of a Notice of Borrowing, the Agent shall promptly give notice to each Lender thereof.

(b)

Funding Advances. Each Lender shall, before 3:00 p.m. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 5, the Agent will make such funds available to the Company at an account specified by the Company.

(c)

Irrevocable Notice. Each Notice of Borrowing shall be irrevocable and binding. In the case of any Borrowing that the related Notice of Borrowing specifies is to be composed of Eurodollar Rate Advances, the Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender on account of any failure to fulfill on or before the date specified for such Borrowing in such Notice of Borrowing the applicable conditions set forth in Article 5, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)

Lender’s Ratable Portion. Unless the Agent has received notice from a Lender prior to 3:00 p.m. (New York City time) on the day of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that a Lender has not so made such ratable portion available to the Agent, such Lender and the Company shall severally repay to the Agent forthwith on demand an amount that in the aggregate equals such corresponding amount together with interest thereon for each day from the date such amount is made available by the Agent to the Company until the date such amount is repaid to the Agent, at

(i)	in the case of the Company, the interest rate applicable at the time to Advances constituting such Borrowing, and

(ii)	in the case of such Lender, the Federal Funds Rate.

If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e)

Independent Lender Obligations. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

2.3	Repayment. The Company shall repay to the Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of the Advances then outstanding.

2.4

Interest Rate on Advances. The Company shall pay interest on the unpaid principal amount of each of its Advances from the date of such Advance until such principal amount is paid in full, at the following rates per annum:

(i)

during each period in which such Advance is a Base Rate Advance, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin, payable quarterly in arrears on the first day of each January, April, July and October and on the Maturity Date, and

(ii)

during each period in which such Advance is a Eurodollar Rate Advance, at a rate per annum equal at all times during each relevant Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin, payable on the last day of each such Interest Period, and if such Interest Period has a duration of more than three months, quarterly on each day during such Interest Period that is three months from either (A) the first day of such Interest Period or (B) the last such interest payment date and on the date such Advance is Converted or paid in full;

provided that in the event and during the continuance of an Event of Default the Agent may, and upon the request of the Majority Lenders shall, give notice to the Company that (x) the Applicable Margin shall immediately increase by 1.0% above the Applicable Margin then in effect, and, in the case of a Eurodollar Rate Advance, such Advance shall automatically convert to a Base Rate Advance at the end of the Interest Period then in effect for such Eurodollar Rate Advance and (y) to the fullest extent permitted by law, the Company shall pay interest on the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% above the Base Rate; provided, however, that following acceleration of the Advances pursuant to Section 6.2, the foregoing described interest shall accrue and be payable hereunder whether or not previously required by the Agent.

2.5	[Reserved].

2.6	[Reserved].

2.7

Fees. The Company agrees to pay to the Agent for the account of each Lender a ticking fee (“Ticking Fee”) on such Lender’s unused Commitment; provided that no Defaulting Lender shall be entitled to receive any Ticking Fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender). The Ticking Fee shall be payable for the periods from the date hereof in the case of each Lender named in Schedule I, and from the effective date on which any other Lender becomes party hereto, until the Commitment Termination Date (or such earlier date on which such Lender ceases to be a party hereto) at the rate per annum equal to the Applicable Percentage. Ticking Fees shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the term of this Agreement until and on the Commitment Termination Date. The amount of the Ticking Fee payable on April 1, 2020 and on the Commitment Termination Date shall be prorated based on the actual number of days elapsed either since the date hereof (in the case of the April 1, 2020 payment) or since the date on which the last payment in respect of the Ticking Fee was made (in the case of the payment made on the Commitment Termination Date).

2.8	Reduction of the Commitments.

(a)

Optional Reductions. The Company shall have the right, upon at least 3 Business Days’ notice to the Agent, to permanently terminate in whole or permanently reduce ratably in part the unused portions of the Commitments, provided that each partial reduction shall be in a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)

Mandatory Reduction. At the close of business on the Commitment Termination Date, the aggregate Commitments shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to the amount by which the aggregate Commitments immediately prior to giving effect to such reduction exceed the aggregate unpaid principal amount of the Advances then outstanding.

2.9

Additional Interest on Eurodollar Rate Advances. The Company shall pay to each Lender, so long as such Lender is required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum for each Interest Period equal to the remainder obtained by subtracting (i) the Eurodollar Rate for such Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Company through the Agent.

2.10	Eurodollar Interest Rate Determination.

(a)

Methods to Determine Eurodollar Rate. The Agent shall determine the Eurodollar Rate for each Eurodollar Rate Advance by using the methods described in the definition of the term “Eurodollar Rate,” and shall give prompt notice to the Company and the Lenders of each such Eurodollar Rate.

(b)	[Reserved].

(c)

Inadequate Eurodollar Rate. If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon

(i)	each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii)

the obligation of the Lenders to make, or to Convert Base Rate Advances into, Eurodollar Rate Advances shall be suspended until the Agent notifies the Company and the Lenders that the circumstances causing such suspension no longer exist.

(d)

Absence of an Interest Period on a Eurodollar Rate Advance. If the Company fails to select the duration of an Interest Period for a Eurodollar Rate Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1, the Agent will forthwith so notify the Company and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(e)

Successor LIBOR. Notwithstanding anything to the contrary in this Agreement or any Notes, if the Agent determines (which determination shall be conclusive absent manifest error), or the Majority Lenders notify the Agent (with a copy to the Company) that the Majority Lenders have determined, that:

(i)

adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period, including, without limitation, because the Eurodollar Rate as determined by the method described in the definition of “Eurodollar Rate” is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)

the supervisor for the administrator of LIBOR or a governmental authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the Eurodollar Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Company may amend this Agreement to replace LIBOR and the Eurodollar Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”, which, if less than zero, shall be deemed to be zero for purposes of this Agreement), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 8.1, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Agent notice that such Majority Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended (to the extent of the affected Eurodollar Rate Advances or Interest Periods). Upon receipt of such notice, the Company may revoke any pending request for a Eurodollar Rate Borrowing of, conversion to or continuation of Eurodollar Rate Advances (to the extent of the affected Eurodollar Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines in consultation with the Company).

2.11

Voluntary Conversion of Advances. Subject to the provisions of Sections 2.10 and 2.15, the Company may Convert all Advances of one Type constituting the same Borrowing into Advances of the other Type on any Business Day, upon notice given to the Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion; provided, however, that the Conversion of a Eurodollar Rate Advance into a Base Rate Advance may be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advance. Each such notice of a Conversion shall, within the restrictions specified above, specify

(i)	the date of such Conversion,

(ii)	the Advances to be Converted, and

(iii)	if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

2.12

Prepayments. The Company shall have the right at any time and from time to time, upon prior written notice to the Agent, to prepay its outstanding principal obligations with respect to its Advances in whole or ratably in part (except as provided in Section 2.15). The Company may be obligated to make certain prepayments of obligations with respect to one or more Advances subject to and in accordance with this Section 2.12.

(a)

Base Rate Borrowings Prepayments. With respect to Base Rate Borrowings, such prepayment shall be without premium or penalty, upon notice given to the Agent, and shall be made not later than 11:00 a.m. (New York City time) on the date of such prepayment. The Company shall designate in such notice the amount and date of such prepayment. Accrued interest on the amount so prepaid shall be payable on the first Business Day of the calendar quarter next following the prepayment. The minimum amount of Base Rate Borrowings which may be prepaid on any occasion shall be $10,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the total amount of Base Rate Advances then outstanding for the Company.

(b)

Eurodollar Rate Borrowings Prepayments. With respect to Eurodollar Rate Borrowings, such prepayment shall be made on at least 3 Business Days’ prior written notice to the Agent not later than 11:00 a.m. (New York City time), and if such notice is given the Company shall prepay the outstanding principal amount of the Advances constituting part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid. The minimum amount of Eurodollar Rate Borrowings which may be prepaid on any occasion shall be $10,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the total amount of Eurodollar Rate Advances then outstanding for the Company.

(c)

Additional Prepayment Payments. The Company shall, on the date of the prepayment of any Eurodollar Rate Advances, pay to the Agent for the account of each Lender interest accrued to such date of prepayment on the principal amount prepaid plus, in the case only of a prepayment on any date which is not the last day of an applicable Eurodollar Interest Period, any amounts which may be required to compensate such Lender for any losses or out-of-pocket costs or expenses (including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds, but excluding loss of anticipated profits) incurred by such Lender as a result of such prepayment, provided that such Lender shall exercise reasonable efforts to minimize any such losses, costs and expenses.

(d)

Eurodollar Rate Advance Prepayment Expense. If, due to the acceleration of any of the Advances pursuant to Section 6.2(b), an assignment, repayment or prepayment under Section 2.21 or otherwise, any Lender receives payment of its portion of, or is subject to any Conversion from, any Eurodollar Rate Advance on any day other than the last day of an Interest Period with respect to such Advance, the Company shall pay to the Agent for the account of such Lender any amounts which may be payable to such Lender by reason of payment on such day as provided in Section 2.12(c).

2.13	Increases in Costs.

(a)	Costs from Law or Authorities. If, due to either

(1)

the introduction of, or any change (other than, in the case of Eurodollar Rate Borrowings, a change by way of imposition or an increase of reserve requirements described in Section 2.9) in, or new interpretation of, any law or regulation effective at any time and from time to time on or after the date hereof, or

(2)	the compliance with any guideline or the request from or by any central bank or other governmental authority (whether or not having the force of law),

there is an increase in the cost incurred by a Lender in agreeing to make or making, funding or maintaining any Eurodollar Rate Advance then or at any time thereafter outstanding (excluding for purposes of this Section 2.13 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office (or any political subdivision thereof) and (iii) FATCA), then the Company shall from time to time, upon demand of such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender such amounts as are required to compensate such Lender for such increased cost, provided that such Lender shall exercise reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize any such increased cost and provided further that the Company shall not be required to pay any such compensation with respect to any period prior to the 90th day before the date of any such demand, unless such introduction, change, compliance or request shall have retroactive effect to a date prior to such 90th day. A certificate as to the amount of such increase in cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes under this Section 2.13(a), absent manifest error.

(b)

Increased Capital Requirements. If any Lender determines that compliance with any law or regulation or any guidelines or request from any central bank or other governmental authority (whether or not having the force of law) which is enacted, adopted or issued at any time and from time to time after the date hereof affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender (or any corporation controlling such Lender) and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s Commitment and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s Commitment, provided that such Lender shall exercise reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize any such compensation payable by the Company hereunder and provided further that the Company shall not be required to pay any such compensation with respect to any period prior to the 90th day before the date of any such demand, unless such introduction, change, compliance or request shall have retroactive effect to a date prior to such 90th day. A certificate as to such amounts submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c)

Company Rights Upon Cost Increases. Upon receipt of notice from any Lender claiming compensation pursuant to this Section 2.13 or Section 2.14 and as long as no Default has occurred and is continuing, the Company shall have the right, on or before the 30th day after the date of receipt of any such notice,

(i)

to arrange for one or more Lenders or other commercial banks to assume the Commitment of such Lender; subject, however, to payment to the Agent by the assignor or the assignee of a processing and recording fee of $3,500, in the event the assuming lender is not a Lender; or

(ii)	to arrange for the Commitment of such Lender to be terminated and all Advances owed to such Lender to be prepaid;

and, in either case, subject to payment in full of all principal, accrued and unpaid interest, fees and other amounts payable under this Agreement and then owing to such Lender immediately prior to the assignment or termination of the Commitment of such Lender.

(d)

For the avoidance of doubt, this Section 2.13 shall apply to all requests, rules, guidelines or directives concerning increased costs and capital adequacy or liquidity (i) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

2.14	Taxes.

(a)

Exclusion and Inclusion of Taxes. Any and all payments by the Company hereunder or with respect to any Advances or under any Notes shall be made, in accordance with Section 2.16, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof and (ii) any United States withholding tax imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or with respect to any Advances or under any Notes, hereinafter referred to as “Taxes”). If the Company shall be required by law to deduct any Taxes from or in respect to any sum payable hereunder or with respect to any Advances or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)

Payment of Other Taxes. In addition, the Company shall pay any present or future stamp, documentary, excise, property or similar taxes, charges, or levies that arise from any payment made hereunder or with respect to any Advances and under any Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any Notes (“Other Taxes”).

(c)

Indemnification as to Taxes. The Company shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes and Other Taxes (including Taxes and Other Taxes imposed on amounts payable under this Section 2.14), imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d)

Evidence of or Exemption from Taxes. Within 30 days after the date of any payment of Taxes, the Company shall furnish to the Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or with respect to the Advances or under any Notes by or on behalf of the Company through an account or branch outside the United States or by or on behalf of the Company by a payor that is not a United States person, if the Company determines that no taxes are payable in respect thereof, the Company shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel or other supporting documentation acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)	Status of Lenders. For purposes of this Section 2.14(e), the term “Lender” includes the Agent.

(i)

Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement (in the case of each Lender listed in Schedule I), and from the date on which any other Lender becomes a party hereto (in the case of each other Lender), and from time to time thereafter as requested in writing by the Company (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Agent and the Company with two original Internal Revenue Service forms W-8BEN, W-8IMY, or W-8EC1, as appropriate, or any successor form prescribed by the Internal Revenue Service, to establish that such Lender is not subject to, or is entitled to a reduced rate of, United States withholding tax on payments pursuant to this Agreement or with respect to any Advances or any Notes. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lower rate applies, whereupon withholding tax at such lower rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date on which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection 2.14(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection 2.14(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W-8IMY, or W-8EC1, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document confidential information.

(ii)

Each Lender that is a United States person shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of Internal Revenue Service forms W-9 certifying that such Lender is exempt from United States federal backup withholding tax.

(iii)

If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Company as may be necessary for the Company to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.14(e)(iii) FATCA shall include any Treasury regulations or interpretations thereof.

(f)

Lender Failure to Provide IRS Forms. For any period with respect to which any Lender has failed to provide the Company with the appropriate form described in subsection 2.14(e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection 2.14(e)), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g)

Treatment of Certain Refunds. If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.14, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Company, upon the request of the Agent or such Lender agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such governmental authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

2.15	Illegality. If any Lender shall notify the Agent that either

(a)	there is any introduction of, or change in or in the interpretation of, any law or regulation that in the opinion of counsel for such Lender in the relevant jurisdiction makes it unlawful, or

(b)	any central bank or other governmental authority asserts that it is unlawful for such Lender to continue to fund or maintain any Eurodollar Rate Advances or to perform its obligations hereunder with respect to Eurodollar Rate Advances hereunder, then, upon the issuance of such opinion of counsel or such assertion by a central bank or other governmental authority, the Agent shall give notice of such opinion or assertion to the Company (accompanied by such opinion, if applicable). The Company shall forthwith (or at the end of the then-current Interest Period if the Eurodollar Rate Advances may be lawfully maintained as Eurodollar Rate Advances until then) either

(i)	prepay in full all Eurodollar Rate Advances made by such Lender, with accrued interest thereon or

(ii)	Convert each such Eurodollar Rate Advance made by such Lender into a Base Rate Advance.

Upon such prepayment or Conversion, the obligation of such Lender to make Eurodollar Rate Advances, or to Convert Advances into Eurodollar Rate Advances, shall be suspended until the Agent shall notify the Company that the circumstances causing such suspension no longer exists.

2.16	Payments and Computations.

(a)

Time and Distribution of Payments. The Company shall make each payment hereunder and with respect to any Advances or under any Notes, without counterclaim or setoff, not later than 11:00 a.m. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.9, 2.13, 2.14 or 2.15) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an assignment pursuant to Section 2.21, the Agent shall make all payments hereunder and with respect to any Advances or under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such assignment shall make all appropriate adjustments in such payments for the periods prior to such effective date directly between themselves.

(b)

Computation of Interest and Fees. All computations of interest based on clause (a) of the definition of Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be. All computations of interest based on the Eurodollar Rate, the Federal Funds Rate or clause (c) of the definition of Base Rate and of Ticking Fees shall be made by the Agent, and all computations of interest pursuant to Section 2.9 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent (or, in the case of Section 2.9, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)

Payment Due Dates. Whenever any payment hereunder or with respect to any Advances or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be, but not later than the Maturity Date; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d)

Presumption of Company Payment. Unless the Agent receives notice from the Company prior to the date on which any payment is due to any Lenders hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Company has not made such payment in full to the Agent, each such Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

2.17

Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)

the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in L/C Obligations to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

2.18	Evidence of Debt.

(a)

Lender Records; If Notes Required. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Company shall, upon notice by any Lender to the Company (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Company shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b)

Record of Borrowings, Payables and Payments. The Register maintained by the Agent pursuant to Section 2.21(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded

(i)	the date and amount of each Borrowing made hereunder, the Type of Advances constituting such Borrowing and, if appropriate, the Interest Period applicable thereto,

(ii)	the terms of each assignment pursuant to Section 2.21,

(iii)	the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder, and

(iv)	the amount of any sum received by the Agent from the Company hereunder and each Lender’s share thereof.

(c)

Evidence of Payment Obligations. Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Company to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Company under this Agreement.

2.19	Mitigation Obligations; Replacement of Lenders.

(a)

Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or requires the Company to pay any indemnified taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)

Replacement of Lenders. If any Lender requests compensation under Section 2.13, or if the Company is required to pay any indemnified taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 2.21), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or Section 2.14) and obligations under this Agreement and any Notes to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Company shall have paid to the Agent the assignment fee (if any) specified in Section 2.21;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.12(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

2.20	Addition of Lenders.

(a)

Increase Total Commitment. The Company has the right, at any time and from time to time but prior April 6, 2020, to increase the total of the Commitments through a Request for Alteration, in minimum amount of $325,000,000, up to a maximum aggregate increase of Commitments of $1,500,000,000, provided that, at the time of and after giving effect to an increase, the Company shall deliver a certificate confirming that (x) the Company’s long-term senior unsecured non-credit-enhanced debt ratings from any two of S&P, Moody’s and Fitch are better than or equal to BBB-, Baa3 and BBB-, respectively, (y) the representations and warranties contained in subsections (a) through (i) of Section 3.1 are true and accurate on and as of each such date as though made on and as of each such date (except to the extent that such representations and warranties relate solely to an earlier date); and (z) no Default has occurred and is continuing. The Company may offer the proposed increase (the “Proposed Increased Commitment”) to such Lender(s) or third party financial institutions acceptable to the Agent (“New Lenders”) as the Company may select, provided that

(i)

such selected Lender(s) and such New Lender(s) shall have the right, but no obligation, to increase (or establish) its Commitment, by giving notice thereof to the Agent, by all or a portion of the Proposed Increased Commitment, allocations to be at the sole discretion of the Company, and

(ii)	that the minimum commitment of each New Lender equals or exceeds $325,000,000.

(b)

Request for Alteration. All requests for Lender consent under the provisions of this Section 2.20 shall specify the date upon which any such increase shall become effective (the “Effective Date”) and shall be made by means of a Request for Alteration substantially in the form as set forth in Exhibit D. On the Effective Date on which the Commitment of any Lender is increased (or established), as described in such Request for Alteration, such Lender shall make available to the Agent not later than 12:30 p.m. (New York City time) on such date, in same day funds, the amount, if any, which may be required (and the Agent shall distribute such funds received by it to the Company or to the other Lenders, as the case may be) so that at the close of business on such date the sum of the Advances of each Lender then outstanding shall be in the same proportion to the total of the Advances of all the Lenders then outstanding as the Commitment of such Lender is to the total of the Commitments. The Agent shall give each Lender notice of the amount to be made available by, or to be distributed to, such Lender at least 3 Business Days before such payment is made. The Agent shall give each Lender prompt notice of any agreement to increase the commitments becoming effective.

2.21	Assignments; Sales of Participations and Other Interests in Advances.

(a)

Assignment of Lender Obligations. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b)

Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)

in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)

in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)

Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned.

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)

the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within thirty days after having received notice thereof; and

(B)

the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)

Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)

No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)

No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)

Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances with its ratable portion. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.13, 2.14 or 8.3 to the extent any claim thereunder relates to an event arising prior to such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)

Agent’s Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at its address referred to in Section 8.2 a copy of each assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent and the Lenders may treat each entity whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon receipt by the Agent from the assigning Lender of an assignment in form and substance satisfactory to the Agent executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with evidence of each Advance subject to such assignment, an Administrative Questionnaire for such assignee and a processing and recording fee of $3,500 (payable by either the assignor or the assignee), the Agent shall (i) accept such assignment, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Company.

(d)

Lender Sale of Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i)

such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.12(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.12(c), 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(e) (it being understood that the documentation required under Section 2.14(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.9 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, advances or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, advances or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)

Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any other governmental agency or instrumentality; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)

Confidential Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 2.21, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company furnished to such Lender by or on behalf of the Company; provided, however, that, prior to any such disclosure of Confidential Information, such Lender shall obtain the written consent of the Company, and the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any such Confidential Information received by it from such Lender except as disclosure may be required or appropriate to governmental authorities, pursuant to legal process, or by law or governmental regulation or authority.

2.22	Defaulting Lenders.

(a)

Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, ticking fees or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) shall be applied at such time or times as may be reasonably determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Company may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Agent; third, if so reasonably determined by the Agent and the Company, to be held as cash collateral and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article 3 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)

No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by the Company of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to any other rights and remedies which the Company, the Agent or any Lender may have against such Defaulting Lender.

(c)

If the Company and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their ratable portions, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE 3

Representations and Warranties

3.1	Representations and Warranties of the Company. The Company represents and warrants as follows:

(a)

Corporate Standing. The Company is a duly organized corporation existing in good standing under the laws of the State of Delaware. The Company is qualified to do business in every jurisdiction where such qualification is required, except where the failure to so qualify would not have a material adverse effect on the financial condition of the Company.

(b)

Corporate Powers; Governmental Approvals. The execution and delivery and the performance of the terms of this Agreement are, and the execution and delivery and the performance of the terms of any Notes will be, within the corporate powers of the Company, have been or will have been (as appropriate) duly authorized by all necessary corporate action, have, or will have, received (as appropriate) all necessary governmental approval, if any (which approval, if any, remains in full force and effect), and do not contravene any provision of the Certificate of Incorporation or By-Laws of the Company, or do not contravene any law or any contractual restriction binding on the Company, except where such contravention would not have a material adverse effect on the financial condition of the Company and its Subsidiaries, taken as a whole.

(c)

Enforceability. This Agreement and the Notes, if any, when duly executed and delivered by the Company, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.

(d)

No Material Pending or Threatened Actions. In the Company’s opinion, there are no pending or threatened actions or proceedings before any court or administrative agency (i) other than as disclosed in the Company’s filings with the Securities and Exchange Commission, that are reasonably likely to have a material adverse effect on the financial condition or operations of the Company which is likely to materially impair the ability of the Company to repay the Advances or (ii) which would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement or the Advances.

(e)

Consolidated Statements. The Consolidated statement of financial position as of December 31, 2019 and the related Consolidated statement of earnings and retained earnings for the year then ended (copies of which have been made available to each Lender) correctly set forth the Consolidated financial condition of the Company and its Subsidiaries as of such date and the result of the Consolidated operations for such year.

(f)

Regulation U. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System, and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Company only or of the Company and its subsidiaries on a Consolidated basis) subject to the provisions of Section 4.2(a) or subject to any restriction contained in any agreement or instrument between the Company and any Lender or any Affiliate of a Lender relating to Debt within the scope of Section 6.1(d) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(g)

Investment Company Act. The Company is not an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Company, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(h)

No Material Adverse Change. Except as disclosed in filings with the Securities and Exchange Commission prior to the date hereof, there has been no material adverse change in the Company’s financial condition or results of operations since December 31, 2019 that is likely to impair the ability of the Company to repay the Advances.

(i)

Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote compliance with Anti-Corruption Laws and applicable Sanctions by the Company, its Subsidiaries and their respective directors, officers, employees and , to the extent commercially reasonable, agents under the control and acting on behalf of the Company or its Subsidiaries, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents under the control and acting on behalf of the Company or its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent under the control and acting on behalf of the Company or any Subsidiary in connection with the credit facility established hereby, is a Sanctioned Person.

(j)

ERISA. The Company is not nor will be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Internal Revenue Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code; or (4) a “governmental plan” within the meaning of ERISA.

ARTICLE 4

Covenants of the Company

4.1	Affirmative Covenants. From the date of this Agreement and so long as any amount is payable by the Company to any Lender hereunder or any Commitment is outstanding, the Company will:

(a)	Periodic Reports. Furnish to the Lenders:

(1)

within 60 days after the close of each of the first three quarters of each of the Company’s fiscal years, a Consolidated statement of financial position of the Company and the Subsidiaries as of the end of such quarter and a Consolidated comparative statement of earnings and retained earnings of the Company and the Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each certified by an authorized officer of the Company,

(2)

within 120 days after the close of each of the Company’s fiscal years, and within 60 days after the close of each quarter thereof, a statement certified by an authorized officer of the Company showing in detail the computations required by the provisions of Sections 4.2(a) and 4.2(b), based on the figures which appear on the books of account of the Company and the Subsidiaries at the close of such quarters,

(3)

within 120 days after the close of each of the Company’s fiscal years, a copy of the annual audit report of the Company, certified by independent public accountants of nationally recognized standing, together with financial statements consisting of a Consolidated statement of financial position of the Company and the Subsidiaries as of the end of such fiscal year and a Consolidated statement of earnings and retained earnings of the Company and the Subsidiaries for such fiscal year,

(4)

within 120 days after the close of each of the Company’s fiscal years, a statement certified by the independent public accountants who shall have prepared the corresponding audit report furnished to the Lenders pursuant to the provisions of clause (3) of this subsection (a), to the effect that, in the course of preparing such audit report, such accountants had obtained no knowledge, except as specifically stated, that the Company had been in violation of the provisions of any one of Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(d), at any time during such fiscal year,

(5)	promptly upon their becoming available, all financial statements, reports and proxy statements which the Company sends to its stockholders,

(6)

promptly upon their becoming available, all regular and periodic financial reports which the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange,

(7)

within 3 Business Days after the discovery of the occurrence of any event which constitutes a Default, notice of such occurrence together with a detailed statement by a responsible officer of the Company of the steps being taken by the Company or the appropriate Subsidiary to cure the effect of such event, and

(8)	such other information respecting the financial condition and operations of the Company or the Subsidiaries as the Agent may from time to time reasonably request.

In lieu of furnishing the Lenders the items referred to in clauses (1), (3), (5) and (6) above, the Company may make available such items on the Company’s website at www.boeing.com, at www.sec.gov or at such other website as notified to the Agent and the Lenders, which shall be deemed to have satisfied the requirement of delivery of such items in accordance with this Section.

(b)

Payment of Taxes, Etc. Duly pay and discharge, and cause each Subsidiary duly to pay and discharge, all material taxes, assessments and governmental charges upon it or against its properties prior to a date which is 5 Business Days after the date on which penalties are attached thereto, except and to the extent only that the same shall be contested in good faith and by appropriate proceedings by the Company or the appropriate Subsidiary.

(c)

Insurance. Maintain, and cause each Subsidiary to maintain, with financially sound and reputable insurance companies or associations, insurance of the kinds, covering the risks and in the relative proportionate amounts usually carried by companies engaged in businesses similar to that of the Company or such Subsidiary, except, to the extent consistent with good business practices, such insurance may be provided by the Company through its program of self insurance.

(d)	Corporate Existence. Preserve and maintain its corporate existence.

(e)

Material Compliance With Laws. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws (including ERISA and applicable environmental laws), except to the extent that failure to so comply would not have a material adverse effect on the financial condition or operations of the Company; and maintain in effect policies and procedures designed to promote compliance with Anti-Corruption Laws and applicable Sanctions by the Company, its Subsidiaries and their respective directors, officers, employees and, to the extent commercially reasonable, agents under the control and acting on behalf of the Company or its Subsidiaries.

4.2

General Negative Covenants. From the date of this Agreement and so long as any amount shall be payable by the Company to any Lender hereunder or any Commitment shall be outstanding, the Company will not:

(a)

Mortgages, Liens, Etc. Create, incur, assume or suffer to exist any mortgage, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) upon or with respect to any of its Property, Plant and Equipment, or upon or with respect to the Property, Plant and Equipment of any Subsidiary, or assign or otherwise convey, or permit any Subsidiary to assign or otherwise convey, any right to receive income from or with respect to its Property, Plant and Equipment, except

(1)	liens in connection with workmen’s compensation, unemployment insurance or other social security obligations;

(2)

liens securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds, liens to secure progress or partial payments made to the Company or such Subsidiary and other liens of like nature made in the ordinary course of business;

(3)	mechanics’, workmen’s, materialmen’s or other like liens arising in the ordinary course of business in respect of obligations which are not due or which are being contested in good faith;

(4)	liens for taxes not yet due or being contested in good faith and by appropriate proceedings by the Company or the affected Subsidiary;

(5)	liens which arise in connection with the leasing of equipment in the ordinary course of business;

(6)	liens on Property, Plant and Equipment owned by the Company or any Subsidiary of the Company existing on September 30, 2019;

(7)

liens on assets of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary of the Company or at the time of purchase, lease, or acquisition of the property or Voting Stock of such Person as an entirety or substantially as an entirety by the Company or a Subsidiary of the Company, whether or not any Debt secured by such liens is assumed by the Company or such Subsidiary, provided that such liens are not created in anticipation of such purchase, lease, acquisition or merger;

(8)	liens securing Debt of a Subsidiary of the Company owing to the Company or to another Subsidiary;

(9)

liens on assets existing at the time of acquisition of such property by the Company or a Subsidiary of the Company or purchase money liens to secure the payment of all or part of the purchase price of property upon acquisition of such assets by the Company or such Subsidiary or to secure any Debt incurred or guaranteed by the Company or a Subsidiary prior to, at the time of, or within one year after the later of the acquisition, completion or construction (including any improvements on existing property), or commencement of full operation, of such property, which Debt is incurred or guaranteed solely for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any property theretofore owned by the Company or such Subsidiary other than, in the case of such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement made is located;

(10)

liens securing obligations of the Company or a Subsidiary incurred in conjunction with industrial revenue bonds or other instruments utilized in connection with incentive structures for tax purposes issued for the benefit of the Company or a Subsidiary in connection with any Property, Plant and Equipment used by the Company or a Subsidiary;

(11)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to in the foregoing; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or any part of the property that secured the lien so extended, renewed or replaced (plus improvements and construction on such property); and

(12)

other liens, charges and encumbrances, so long as the aggregate amount of the Consolidated Debt for which all such liens, charges and encumbrances serve as security does not exceed 15% of Consolidated Net Tangible Assets.

(b)

Consolidated Debt. Permit its Consolidated Debt (subject to Section 4.3) to be at any time more than 60% of Total Capital, where “Total Capital” means the sum of shareholders’ equity and Consolidated Debt of the Company, provided that any accumulated other comprehensive income and loss will be excluded.

(c)

Payment in Violation of an Agreement. Make any payment, or permit any Subsidiary to make any payment, of principal or interest, on any Debt which payment would constitute a violation of the terms of this Agreement or of the terms of any indenture or agreement binding on such corporation or to which such corporation is a party except to the extent such payment is not likely to impair the ability of the Company to repay the Advances.

(d)

Merger or Consolidation. Merge or consolidate with or into, or convey, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person except that the Company may merge or consolidate with any Person so long as the Company is the surviving corporation and no Default has occurred and is continuing or would result therefrom, and except that any direct or indirect Subsidiary of the Company may merge or consolidate with or into, or dispose of assets to, the Company or any other direct or indirect Subsidiary of the Company, provided, in each case, that no Event of Default has occurred and is continuing at the time of such proposed transaction or would result therefrom.

(e)

Use of Proceeds. Directly use, or knowingly indirectly use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents under the control and acting on behalf of the Company or its Subsidiaries to directly use, or knowingly indirectly use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in (x) violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (y) material violation of any other Anti-Corruption Laws or (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country except to the extent licensed, authorized or otherwise permitted under applicable law.

4.3

Financial Statement Terms. For purposes of Section 4.2(b), (a) all accounting terms shall exclude amounts attributable to Boeing Capital Corporation and its Subsidiaries and Boeing Financial Corporation, a Delaware corporation; and (b) Total Capital shall exclude the effects of (i) any merger-related accounting adjustments which are attributable to the merger with or acquisition of McDonnell Douglas Corporation by the Company and (ii) any repurchase by the Company of its common stock from the date of the merger with or acquisition of McDonnell Douglas Corporation by the Company.

4.4

Waivers of Covenants. The departure by the Company or any Subsidiary from the requirements of any of the provisions of this Article 4 shall be permitted only if such departure has been consented to in advance in a writing signed by the Majority Lenders, and such writing shall be effective as a consent only to the specific departure described in such writing. Such departure by the Company or any Subsidiary when properly consented to by the Majority Lenders shall not constitute an Event of Default under Section 6.1(c).

ARTICLE 5

Conditions Precedent to Borrowings

5.1

Conditions Precedent to the Initial Borrowing. The obligation of each Lender to make its initial Advance is subject to receipt by the Agent on or before the day of the initial Borrowing of all of the following, each dated as of the day hereof, in form and substance satisfactory to the Agent and its counsel:

(a)

Documentation. Copies of all documents, certified by an officer of the Company, evidencing necessary corporate action by the Company and governmental approvals, if any, with respect to this Agreement and to the Notes, if any;

(b)

Officer’s Certificate. A certificate of the Secretary or an Assistant Secretary of the Company which certifies the names of the officers of the Company authorized to sign this Agreement, the Notes, if any, and the other documents to be delivered hereunder, together with true specimen signatures of such officers and facsimile signatures of officers authorized to sign by facsimile signature (on which certificate each Lender may conclusively rely until it receives a further certificate of the Secretary or an Assistant Secretary of the Company canceling or amending the prior certificate and submitting specimen signatures of the officers named in such further certificate);

(c)	Opinion of Company Counsel. A favorable opinion of in-house counsel for the Company substantially in the form of Exhibit G;

(d)	Opinion of Agent’s Counsel. A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, substantially in the form of Exhibit H;

(e)

KYC Materials. To the extent that the applicable information is not available from the Company’s website at www.boeing.com, at www.sec.gov or at such other website as notified to the Agent and the Lenders, the Company shall have provided such materials and information as are reasonably necessary for each Lender to conduct know-your-customer due diligence, provided such information is reasonably requested by such Lender in writing at least five Business Days prior to the Closing Date.

5.2

Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) is subject to the further conditions precedent that on the date of the request for a Borrowing and on the date of such Borrowing, the following statements shall be true, and both the giving of the applicable Notice of Borrowing and the acceptance by the Company of the proceeds of such Borrowing shall be a representation by the Company that:

(a)

the representations and warranties contained in subsections (a) through (g) and (i) of Section 3.1 (other than clause (i) of subsection (d) thereof) are true and accurate on and as of each such date as though made on and as of each such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(b)	as of each such date no event has occurred and is continuing, or would result from the proposed Borrowing, which constitutes a Default.

ARTICLE 6

Events of Default

6.1	Events of Default. Each of the following shall constitute an Event of Default:

(a)

Failure by the Company to make when due any payment of principal of or interest on any Advance or when the same becomes due and payable and such failure is not remedied within 5 Business Days thereafter;

(b)

Any representation or warranty made by the Company in connection with the execution and delivery of this Agreement or the Borrowings, or otherwise furnished pursuant hereto proves to have been incorrect when made in any material respect;

(c)

Failure by the Company to perform any other term, covenant or agreement contained in this Agreement, and such failure is not remedied within 30 days after written notice thereof has been given to TBC by the Agent, at the request, or with the consent, of the Majority Lenders;

(d)

Failure by the Company to pay when due (i) any obligation for the payment of borrowed money on any regularly scheduled payment date or following acceleration thereof or (ii) any other monetary obligation if, in the case of either of clauses (i) or (ii), the aggregate unpaid principal amount of the obligations with respect to which such failure to pay or acceleration occurred (excluding any failure to pay that the Company certifies is a result of the application of Sanctions) equals or exceeds $500,000,000 and such failure is not remedied within 5 Business Days after the Company receives notice thereof from the Agent or the creditor on such obligation;

(e)	The Company or any of its Subsidiaries

(1)	incurs liability with respect to any employee pension benefit plan in excess of $500,000,000 in the aggregate under

(A)	Sections 4062, 4063, 4064 or 4201 of ERISA; or

(B)

otherwise under Title IV of ERISA as a result of any reportable event as defined in Section 4043 of ERISA (other than a reportable event as to which the provision of 30 days’ notice is waived under applicable regulations);

(2)	has a lien imposed on its property and rights to property under Section 4068 of ERISA on account of a liability in excess of $500,000,000 in the aggregate; or

(3)	incurs liability under Title IV of ERISA

(A)

in excess of $500,000,000 in the aggregate as a result of the Company or any ERISA Affiliate having filed a notice of intent to terminate any employee pension benefit plan under the “distress termination” provision of Section 4041 of ERISA, or

(B)

in excess of $500,000,000 in the aggregate as a result of the Pension Benefit Guaranty Corporation having instituted proceedings to terminate, or to have a trustee appointed to administer, any such plan;

(f)	The happening of any of the following events, provided such event has not then been cured or stayed:

(1)	the cessation by the Company of the payment of its Debts as they mature,

(2)	the making of an assignment for the benefit of the creditors of the Company,

(3)	the appointment of a trustee or receiver or liquidator for the Company or for a substantial part of its property, or

(4)

the institution of bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against the Company under the laws of any jurisdiction in which the Company is organized or has material business, operations or assets and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or

6.2	Lenders’ Rights upon Default. If an Event of Default occurs or is continuing, then the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company,

(a)	declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate, and

(b)

declare the Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest, and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided, however, that in the event of an actual entry or, in the case of the institution by the Company of a proceeding described in Section 6.1(f)(4), a deemed entry, of an order for relief with respect to the Company under the Federal Bankruptcy Code (whether in connection with a voluntary or an involuntary case), (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the payment obligations of the Company with respect to Advances, all such interest, and all such amounts shall automatically become and be due and payable, without presentment, demand, protest, or any notice of any kind, all of which are hereby expressly waived by the Company.

ARTICLE 7

The Agent

7.1

Appointment and Authority. Each Lender (in its capacity as a Lender) hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Company shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

7.2

Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

7.3	Exculpatory Provisions.

(a)

The Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii)

shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity;

provided, that, notwithstanding the foregoing, the Agent agrees to give to each Lender prompt notice of each notice given to it by the Company pursuant to the terms of this Agreement. The Agent further agrees to make a request pursuant to Section 4.1(a)(8) at the request of any Lender, and to share such requested information with the Lenders.

(b)

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 6.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Company or a Lender.

(c)

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

7.4

Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.5	Indemnification.

(a)

Each Lender severally agrees to indemnify the Agent in its capacity as Agent (to the extent not reimbursed by the Company), from and against its ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement to the extent that the Agent is not reimbursed for such expenses by the Company.

(b)

The failure of any Lender to reimburse the Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent agrees to return to the Lenders their respective ratable shares of any amounts paid under this Section 7.5 that are subsequently reimbursed by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.5 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

7.6	Resignation of Agent.

(a)

The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right with the consent of the Company (if no Event of Default has occurred and is continuing), such consent not to be unreasonably withheld or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above with the consent of the Company (if no Event of Default has occurred and is continuing), such consent not to be unreasonably withheld or delayed. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)

If the Person serving as Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, with the consent of the Company (if no Event of Default has occurred and is continuing), such consent not to be unreasonably withheld or delayed, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Agent on behalf of the Lenders hereunder, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 8.4 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

7.7

Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent.

7.8

Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.

7.9

No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or a Lender hereunder.

7.10

Lender ERISA Representation. Each Lender party to this Agreement as of the Closing Date represents and warrants as of the Closing Date to the Agent and each other Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Company, that such Lender is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code that is using “plan assets” of any such plans or accounts to fund or hold Advances or perform its obligations under this Agreement; or (iv) a “governmental plan” within the meaning of ERISA.

ARTICLE 8

Miscellaneous

8.1	Modification, Consents and Waivers.

(a)

Waiver. No failure or delay on the part of any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

(b)

Amendment. No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Company therefrom, shall in any event be effective unless such amendment, waiver or consent is in writing and signed by the Company and the Majority Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall do any of the following:

(i)	waive any of the conditions specified in Section 5.1, unless in writing and signed by all the Lenders,

(ii)

except as provided in Section 2.20, increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, unless in writing and signed by each Lender directly affected thereby,

(iii)	reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, unless in writing and signed by each Lender directly affected thereby,

(iv)

postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, unless in writing and signed by each Lender directly affected thereby,

(v)

change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances or the number of Lenders required for the Lenders or any of them to take any action under this Agreement, or the definition of “Majority Lenders”, unless in writing and signed by all the Lenders, or

(vi)	amend this Section 8.1, unless in writing and signed by all the Lenders;

and provided further that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

(c)	Majority Lenders. Notwithstanding the foregoing, this Section 8.1 shall not affect the provisions of Section 4.4, “Waivers of Covenants”, or Article 6, “Events of Default”.

8.2	Notices.

(a)	Addresses. All communications and notices provided for hereunder shall be in writing and mailed, telecopied, telexed or delivered and,

if to the Agent, as set forth on Schedule II;

if to the Company,

The Boeing Company

100 N. Riverside

Mail Code: 5003 3648

Chicago, Illinois 60606

Attention: Assistant Treasurer, Corporate Finance and Banking

facsimile number (312) 544-2399

if to any Lender, at its Domestic Lending Office; or,

as to each party, at such other address as designated by such party in a written notice to each other party referring specifically to this Agreement.

(b)

Effectiveness of Notices. All communications and notices shall, when mailed, telecopied, or telexed, be effective when deposited in the mail, telecopied, or confirmed by telex answerback, respectively, provided that delivery of the items referred to in clauses (1), (3), (5) and (6) of Section 4.1(a) shall be effective when deemed to have been delivered as provided in such Section. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Notes or of any Exhibit to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(c)

Electronic Mail. Electronic mail may be used to distribute routine communications, such as financial statements and other information, and documents to be signed by the parties hereto; provided, however, that no Notice of Borrowing, signature, or other notice or document intended to be legally binding shall be effective if sent by electronic mail.

(d)	Internet Distributions.

(1)

So long as Citibank or any of its Affiliates is the Agent, such materials as may be agreed between the Company and the Agent may be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Company agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks (the “Platform”). The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(2)

Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

8.3	Costs, Expenses and Taxes.

(a)

The Company shall pay upon written request all reasonable costs and expenses in connection with the preparation, execution, delivery, modification and amendment requested by the Company of this Agreement and any Notes (including, without limitation, printing costs and the reasonable fees and out-of-pocket expenses of counsel for the Agent) and costs and expenses, if any, in connection with the enforcement of this Agreement and any Notes (whether through negotiations, legal proceedings or otherwise and including, without limitation, the reasonable fees and out-of-pocket expenses of counsel), as well as any and all stamp and other taxes, and to save the Lenders and other holders of interests in the Advances or any Notes harmless from any and all liabilities with respect to or resulting from any delay by or omission of the Company to pay such taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement and any Notes.

(b)

The Company agrees to indemnify the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents, partners and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, penalties and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Advances, this Agreement, the Notes, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment and except that no Indemnified Party shall have the right to be indemnified hereunder to the extent such indemnification relates to relationships of, between or among each of, or any of, the Agent, the Lenders, any assignee of a Lender or any participant. In the case of any investigation, litigation or other proceeding to which this Section 8.3 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company also agrees not to assert any claim on any theory of liability for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of Advances.

(c)

Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in Sections 2.13, 2.14 and 8.3 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes for a period of seven years.

8.4

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders and the Agent, and their respective successors and assigns, except that the Company may not assign or transfer its rights hereunder without the prior written consent of all of the Lenders.

8.5

Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.6	Governing Law. This Agreement and any Notes shall be deemed to be contracts under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of such State.

8.7	Headings. The Table of Contents and Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

8.8

Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

8.9	Right of Set-Off. Each Lender and each of its Affiliates that is or was at one time a Lender hereunder is authorized at any time and from time to time, upon

(i)	the occurrence and during the continuance of any Event of Default and

(ii)	the making of the request or the granting of the consent specified by Section 6.2 to authorize the Agent to declare any Advances due and payable pursuant to the provisions of Section 6.2,

to the fullest extent permitted by law, without notice to the Company (any such notice being expressly waived by the Company), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company against any and all of the obligations to such Lender or such Affiliate now or hereafter existing under this Agreement and any Notes held by such Lender, whether or not such Lender has made a demand under this Agreement or such Notes and although such obligations may be unmatured. Each Lender shall promptly notify the Company after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender and its Affiliates may have.

8.10	Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Company, other than

(a)

to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents, representatives and advisors (“Permitted Parties”) and their respective professional advisors and, as contemplated by Section 2.21(f), to actual or prospective assignees and participants and their respective agents and advisors, and then only on a confidential basis,

(b)	as required by any law, rule or regulation or judicial process,

(c)	any rating agency, or direct or indirect provider of credit protection to any Permitted Party, and then only on a confidential basis; and

(d)

as requested or required by any state, federal or foreign regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over a Permitted Party or examiner regulating banks or banking or other financial institutions.

The Agent and the Lenders are strictly prohibited from disclosing the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers.

8.11

Agreement in Effect. This Agreement shall become effective upon its execution and delivery, respectively, to the Agent and the Company by the Company and the Agent, and when the Agent shall have been notified by each Lender listed on Schedule I that such Lender has executed it.

8.12

Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of Section 326 of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) and the promulgated regulations thereto (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Agent, as applicable, to identify the Company in accordance with the Patriot Act. The Company shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

8.13	Jurisdiction, Etc.

(a)

Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of the foregoing arising out of or relating to this Agreement or the Notes, in any forum other than any New York State court or federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by applicable law, in such federal court. The Company hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 8.2. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)

Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.14

No Fiduciary Duty. The Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Company. The Company agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company and its Affiliates, on the one hand, and the Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lenders or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

8.15

Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

8.16

Acknowledgement and Consent to Bail-In of Certain Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any Lender under or in connection with this Agreement may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is subject to the Write-Down and Conversion Powers of any Resolution Authority; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.

THE BOEING COMPANY

By	/s/ Ruud Roggekamp
Name: Ruud Roggekamp
Title: Assistant Treasurer

CITIBANK, N.A., Individually and as Agent

By	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

Syndication Agent and Lender

JPMORGAN CHASE BANK, N.A.

By	/s/ Jonathan Bennett
Name: Jonathan Bennett
Title: Executive Director

Documentation Agents

BANK OF AMERICA, N.A.

By	/s/ Prathamesh Kshirsagar
Name: Prathamesh Kshirsagar
Title: Director

WELLS FARGO BANK, N.A.

By	/s/ Adam Spreyer
Name: Adam Spreyer
Title: Director

Lenders

BNP PARIBAS

By	/s/ Tony Baratta
Name: Tony Baratta
Title: Managing Director

By	/s/ Todd Grossnickle
Name: Todd Grossnickle
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

MIZUHO BANK, LTD.

By	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

ROYAL BANK OF CANADA

By	/s/ Sinan Tarlan
Name: Sinan Tarlan
Title: Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ Michael Maguire
Name: Michael Maguire
Title: Managing Director

COMMERZBANK AG, NEW YORK BRANCH

By	/s/ Michael Ravelo
Name: Michael Ravelo
Title: Managing Director

By	/s/ Mark Coglitore
Name: Mark Coglitore
Title: Assistant Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By	/s/ Andrew Sidford
Name: Andrew Sidford
Title: Managing Director

By	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

MORGAN STANLEY BANK, N.A.

By	/s/ Alysha Salinger
Name: Alysha Salinger
Title: Authorized Signatory

MUFG BANK, LTD.

By	/s/ Oscar Cortez
Name: Oscar Cortez
Title: Director

BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH

By	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By	/s/ Miriam Trautmann
Name: Miriam Trautmann
Title: Senior Vice President

BANCO SANTANDER, S.A. NEW YORK BRANCH

By	/s/ Juan Galan
Name: Juan Galan
Title: Managing Director

By	/s/ Rita Walz-Cuccioli
Name: Rita Walz-Cuccioli
Title: Executive Director

DBS BANK LTD.

By	/s/ Ong Sie Wei
Name: Ong Sie Wei
Title: Senior Vice President

GOLDMAN SACHS BANK USA

By	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

SOCIETE GENERALE

By	/s/ Richard Bernal
Name: Richard Bernal
Title: Managing Director

SCHEDULE I

COMMITMENTS

Name of Initial Lender	Commitment

Citibank, N.A.	$1,250,000,000

JPMorgan Chase Bank, N.A.	$1,250,000,000

Bank of America, N.A.	$1,250,000,000

Wells Fargo Bank, National Association	$1,250,000,000

BNP Paribas	$875,000,000

Deutsche Bank AG New York Branch	$875,000,000

Mizuho Bank, Ltd.	$875,000,000

Royal Bank of Canada	$875,000,000

Sumitomo Mitsui Banking Corporation	$875,000,000

Commerzbank AG, New York Branch	$500,000,000

Credit Agricole Corporate and Investment Bank	$500,000,000

Morgan Stanley Bank, N.A.	$500,000,000

MUFG Bank, Ltd.	$500,000,000

Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$325,000,000

Banco Santander, S.A., New York Branch	$325,000,000

DBS Bank Ltd.	$325,000,000

Goldman Sachs Bank USA	$325,000,000

Societe Generale	$325,000,000

Total of Commitments:	$13,000,000,000

SCHEDULE II

AGENT CONTACT DETAILS

Citibank, N.A.

One Penns Way

OPS II, Floor 2

New Castle, DE 19720

Attn: Agency Operations

Phone: (302) 894-6010

Fax: (646) 274-5080

Administrative Contact for Borrower Notifications: GLAgentOfficeOps@citi.com

Administrative Contact for Disclosure Requests: Oploanswebadmin@citi.com

Administrative Contact for Investor Inquiries: global.loans.support@citi.com